Beverly R. Allen Joins Intapp Board of Directors

Cloud Executive and Lawyer Brings Extensive Privacy and Compliance Experience to Board of Directors

PALO ALTO, Calif. — February 9, 2022 — Intapp (NASDAQ: INTA), a leading provider of cloud-based software for the global professional and financial services industry, announced today that the company’s board of directors has expanded with the addition of Beverly R. Allen. Allen currently serves as General Counsel and Chief Compliance and Privacy Officer at Inovalon, a leading provider of cloud-based platforms empowering data-driven health care.

“Beverly possesses a deep understanding of cloud-based platforms designed to address complex regulated industries and their unique client challenges,” said John Hall, CEO of Intapp. “We’re proud to welcome her to our board as we accelerate cloud adoption of our connected firm and deal management solutions in the industries we serve.”

“A significant portion of my career has focused on the intersection of risk, compliance, and IT within highly regulated industries,” said Allen. “I am impressed by the way Intapp has designed its purpose-built solutions to serve these and other needs for partner-led firms, and I look forward to applying my experience to support Intapp and its goal of spurring transformation in the professional and financial services industries.”

As Inovalon’s General Counsel, Allen manages and directs the company’s legal strategy and oversees enterprise-wide regulatory compliance, privacy, and risk management functions. She also provides legal advice and counsel on a variety of business transactions and strategic initiatives, including technology implementations, data-use innovation, cloud-based services, data-driven transactions, and privacy and security impacts from new and emerging technologies.

Allen previously served as Chief Integrity Officer at MedStar Washington Hospital Center, where she led the enterprise-wide compliance, privacy, investigative, and audit functions. She also held various leadership roles with Booz Allen Hamilton and SRA International. Prior to that, Allen served as a Senior Advisor at the Department of Homeland Security and as a Senior Attorney Advisor with the U.S. Department of Education’s District of Columbia Enforcement Office.

About Intapp

Intapp makes the connected firm possible. We provide cloud software solutions that address the unique operating challenges and regulatory requirements of the global professional and financial services industry. Our solutions help more than 1,950 of the world's premier private capital, investment banking, legal, accounting, and consulting firms connect their most important assets: people, processes, and data. As part of a connected firm, professionals gain easy access to the information they need to win more business, increase investment returns, streamline deal and engagement execution, and strengthen risk management and compliance. For more information, visit intapp.com and connect with us on Twitter (@intapp) and LinkedIn.